Exhibit 99.1
Emisphere Technologies Announces Agreements to Raise Approximately $7 Million
in Private Placement Transactions
CEDAR KNOLLS, N.J., August 25, 2010 — Emisphere Technologies, Inc. (OTC BB: EMIS) today announced that on August 25, 2010, Emisphere Technologies, Inc. (the “Company”) entered into a securities purchase agreement with certain institutional investors pursuant to which the Company has agreed to sell an aggregate of 3,497,528 shares of its common stock and warrants to purchase a total of 2,623,146 additional shares of its common stock for total gross proceeds of $3,532,503. Each unit, consisting of one share of common stock and a warrant to purchase 0.75 shares of common stock, will be sold at a purchase price of $1.01.
The warrants to purchase additional shares will be exercisable at an exercise price of $1.26 per share beginning immediately after issuance and will expire 5 years from the date they are first exercisable. The Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, to the investors identified above in connection with their purchased securities. The Company will be required to file a registration statement within 20 days of the closing date and will use its reasonable best efforts to have such registration statement declared effective as soon as practicable, but in no event later than 50 days of the closing date (90 days in the event the SEC reviews the registration statement).
The Company also announced today that, in connection with the above private placement, it has entered into a separate securities purchase agreement with MHR Fund Management LLC (together with its affiliates, “MHR”) pursuant to which the Company has agreed to sell an aggregate of 3,497,528 shares of its common stock and warrants to purchase a total of 2,623,146 additional shares of its common stock for total gross proceeds of $3,532,503. Each unit, consisting of one share of common stock and a warrant to purchase 0.75 shares of common stock, will be sold at a purchase price of $1.01.
The warrants to purchase additional shares will be exercisable at an exercise price of $1.26 per share beginning immediately after issuance and will expire 5 years from the date they are first exercisable.
The Company expects to receive total net proceeds from both transactions of approximately $6.5 million after deducting fees and expenses and excluding the proceeds, if any, from the exercise of the warrants that will be issued in the transactions. Proceeds from these transactions will be used to fund the Company’s operations, (including investments in new product development and commercialization), to satisfy certain debts of the Company, to settle certain outstanding litigation and to meet the Company’s obligations as they may arise.
In connection with the transactions described above, the Company entered into a Waiver Agreement with MHR, pursuant to which MHR waived certain anti-dilution adjustment rights under its 11% senior secured notes and certain warrants issued by the Company to MHR that would otherwise have been triggered by the private placement described above. As consideration for such waiver, the Company will issue to MHR a warrant to purchase 975,000 shares of common stock and agreed to reimburse MHR for 50% of its legal fees up to a maximum reimbursement of $50,000. The terms of such warrant are identical to the warrants issued to MHR in the transaction described above.
The Company was advised in these transactions by an independent committee of the board of directors. Roth Capital Partners served as the placement agent for the offering.

About Emisphere Technologies, Inc.
Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of therapeutic molecules or nutritional supplements using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The company’s website is: www.emisphere.com.
Safe Harbor Statement Regarding Forward-looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 000-17758) filed on March 25, 2010, Emisphere’s Quarterly Report on Form 10-Q filed on May 17, 2010, and Emisphere’s Quarterly Report on Form 10-Q filed on August 16, 2010. .
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For further information contact:
Michael R. Garone, Chief Financial Officer
973-532-8005 or mgarone@emisphere.com
Daria Palestina, Director Communications
973-532-8002 or dpalestina@emisphere.com
Paula Schwartz, Rx Communications
(917) 322-2216 or pschwartz@rxir.com